Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
NII Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-205259 and 333-205665) on Forms S-8 and S-3, respectively, of NII Holdings, Inc. of our reports dated March 15, 2018, with respect to the consolidated balance sheets of NII Holdings, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016 (Successor), the related consolidated statements of comprehensive (loss) income, changes in stockholders' (deficit) equity, and cash flows for the years ended December 31, 2017 and 2016 (Successor), for the six-month periods ended December 31, 2015 (Successor) and June 30, 2015 (Predecessor), the related notes and financial statement schedules (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of NII Holdings, Inc.

Our report dated March 15, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria. A material weakness related to an insufficient number of experienced resources at Nextel Brazil, which impacted, among other things, the Company's ability to reach timely conclusions and validate the completeness and accuracy of information used to support accounting analyses across multiple accounts was identified.

Our report dated March 15, 2018, on the consolidated financial statements, contains an explanatory paragraph that states that on June 26, 2015, the Company satisfied the conditions to emerge from Chapter 11 bankruptcy proceedings. Accordingly, the consolidated financial statements as of and for the years ended December 31, 2017 and 2016 (Successor) and for the six-month period ended December 31, 2015 (Successor) have been prepared in accordance with Accounting Standards Codification Topic 852, Reorganizations. The Company applied fresh-start reporting as of June 30, 2015 and recognized net assets at fair value, resulting in lack of comparability with the consolidated financial statements of the Predecessor.

/s/ KPMG LLP
McLean, Virginia
March 15, 2018